Exhibit 99

As Amended through July 19, 2017

STANLEY BLACK & DECKER, INC.

Deferred Compensation Plan For

Non-Employee Directors (the “Plan”)

1.    Eligibility. Each member of the Board of Directors of Stanley Black & Decker, Inc. (the “Corporation”) who is not an employee of the Corporation or any of its subsidiaries is eligible to participate in the Plan.

2.    Participation. (a) Time of Election. Prior to the beginning of any calendar year, commencing with calendar year 1981, each eligible Director may elect to participate in the Plan by directing that all or any part of the compensation (including fees payable for services as chairman or a member of a committee of the Board) which otherwise would have been payable currently for services as a Director during such calendar year and succeeding calendar years shall be credited to a deferred compensation account (the “Director’s account”). Any person who shall become a Director during any calendar year, and who was not a Director of the Corporation prior to the beginning of such calendar year, may elect, within 30 days of the date the Director becomes eligible to participate in the Plan, to defer payment of all or any part of the Director’s compensation for the remainder of such calendar year following the election and for succeeding calendar years.

(b) Form and Duration of Election. An election to participate in the Plan shall be made by written notice executed by the Director and filed with the Secretary of the Corporation. Such election shall continue until the Director terminates such election by written notice filed with the Secretary of the Corporation. Any such termination shall become effective as of the end of the calendar year in which such notice is given and only with respect to fees payable for services as a Director thereafter. Amounts credited to the Director’s account prior to the effective date of termination shall not be affected by such termination and shall be distributed only in accordance with the terms of the Plan. Notwithstanding the foregoing, a Director may cancel his or her election due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, provided that the cancellation occurs by the later of the end of the Director’s taxable year or the 15th day of the third month following the date on which the Director incurs such impairment.

(c) Adjustment of Amount to be Deferred. Prior to the beginning of any calendar year, a Director participating in the Plan may file another written notice with the Secretary of the Corporation electing to change the amount of compensation to be credited to the Director’s account for services as a Director commencing with such calendar year. Amounts credited to the Director’s account prior to the effective date of such change shall not be affected by such change and shall be distributed only in accordance with the terms of the Plan.

(d) Renewal. A Director who has terminated his election, or a newly elected Director who failed to make an initial election to participate may thereafter file an election to participate for the calendar year subsequent to the filing of such election and succeeding calendar years.

3. The Director’s Account. All compensation which a Director has elected to defer under the Plan shall be credited to the Director’s account, either in cash or in shares of the Corporation’s Common Stock (valued at the mean between the highest and lowest sales prices of the Common Stock reported as New York Stock Exchange-Composite Transactions for the first business day of the calendar quarter immediately following the quarter in which such compensation is earned), as elected by the Director. The Director shall not have any interest in the cash or Common Stock until distributed in accordance with the Plan.

Cash amounts credited to the Director’s account shall accrue interest commencing on the date such fees would otherwise have been paid, at a rate for each calendar quarter fixed by the Treasurer of the Corporation at the commencement of each such calendar quarter based upon the yield for five-year U.S. Treasury Notes as reported for the last business day of the preceding calendar quarter. Interest so determined shall be compounded at the end of each calendar quarter and credited to the Director’s account. Amounts credited to the Director’s account shall continue to accrue interest until distributed in accordance with the Plan.

Shares credited to the Director’s account shall accrue amounts equivalent to cash or stock dividends. Such amounts shall accrue interest or amounts equivalent to dividends in the same manner as other amounts which may be credited to a Director’s account.

4.    Distribution from Accounts. (a) Form of Election. An election made pursuant to paragraph 2(b) to participate in the Plan shall also include a Director’s election with respect to the distribution of the amount of cash and shares credited to the Director’s account with respect to such election. A Director may elect to receive such amount in one lump-sum payment or in a number of approximately equal installments (not to exceed 10 installments) as set forth in the applicable election form. The lump-sum payment or the first installment shall be paid on the payment date specified in the election form, which date shall fall within the first twelve months following the date on which the Director separates from service. Each payment shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A (as defined in paragraph 9). The first payment shall be made on the date specified in the applicable election form and any subsequent installments shall be paid on the first business day of each succeeding calendar year during the installment period until the entire amount credited to the Director’s account shall have been paid. If shares have been credited to the Director’s account, cash payment will be made with the final installment for any fraction of a share credited to the Director’s account.

(b) Adjustment of Method of Distribution. Once made, an election may not be changed either in amount or method of payment if the effect of such change is to accelerate the distribution of cash and shares credited to the Director’s account, provided that a Director may make a subsequent election to delay a distribution or to change the method of distribution with respect to previously deferred amounts by filing a written notice changing the election with the Secretary of the Corporation as long as such election (i) will not take effect until at least twelve months after the date on which the election is made; (ii) defers the distribution with respect to which such election is made (other than an election made on account of “disability,” “death” or an “unforeseeable emergency,” each within the meaning of Section 409A) for a period of not less than five years from the date such distribution would otherwise have been paid; and (iii) is made not less than twelve months before the date the distribution is scheduled to be paid. Notwithstanding the foregoing, the Corporation may, in its sole discretion, authorize the acceleration of a payment in accordance with paragraphs (j)(4)(ii) through (xiv) of Treasury Regulation §1.409A-3.

5.    Distribution on Death. If a Director should die before all amounts credited to the Director’s account shall have been paid in accordance with the election referred to in paragraph 4, the balance in such account shall be paid as soon as administratively practicable, but in no event later than 60 days, following the date of the Director’s death (a) to the beneficiary designated in writing by the Director or (b) to the Director’s estate in the event that the designated beneficiary has predeceased the Director or no beneficiary designation has been made by the Director.

6.    Miscellaneous. (a) The right of a Director to receive any amount in the Director’s account shall not be transferable or assignable by the Director, except by will or by the laws of descent and distribution, and no part of such amount shall be subject to attachment or other legal process.

(b) The Corporation shall not be required to reserve or otherwise set aside funds or shares of Common Stock for the payment of its obligations hereunder. The Corporation shall make available as and when required a sufficient number of shares of Common Stock to meet the needs of the Plan, either by the issuance of treasury shares, new shares of Common Stock of the Corporation, or the purchase of shares of Common Stock on the open market or through private purchases, as the Corporation may determine. To the extent that registration of such shares under the Securities Act of 1933 shall be required prior to their resale, the Corporation undertakes to either file a registration statement relating to such shares or include such shares in another registration statement to be filed within a reasonable time.

(c) The Corporate Governance Committee of the Board of Directors shall administer and interpret the Plan and make all determinations deemed necessary or desirable for the Plan’s implementation.

(d) The Board of Directors may at any time amend or terminate the Plan. No amendment or termination (other than an amendment or termination as necessary to comply with Section 409A) shall impair the rights of a Director with respect to amounts then in the Director’s account.

(e) Each Director participating in the Plan will receive an annual statement indicating the amount of cash and number of shares credited to the Director’s account as of the end of the preceding calendar year.

(f) If adjustments are made to outstanding shares of Common Stock or to the capital structure of the Corporation as a result of stock dividends, stock splits or combinations, recapitalizations, mergers, consolidations, exchange offers, issuer tender offers, extraordinary cash dividends, or similar events or transactions, an appropriate adjustment will also be made in the number of shares credited to the Director’s account.

7.    Definition of Change in Control. For purposes of this Plan, a “Change in Control of the Corporation” shall mean a “change in the ownership” or the “effective control” of the Corporation or a “change in the ownership of a substantial portion of the Corporation’s assets” (each within the meaning of Section 409A).

8.    Accelerated Payment Following a Change in Control. Notwithstanding any of the preceding provisions of this Plan, as soon as possible following any Change in Control of the Corporation, but in no event later than 30 days following such Change in Control, a lump-sum payment shall be made, in cash, of the entire account hereunder of any current or former Director. For purposes of calculating the amount of such payment, any shares of the Corporation’s common stock credited to, or accrued in, any Director’s account shall be valued at the higher of (i) the closing price of such shares as reported on the New York Stock Exchange - Composite Transactions on the date preceding and nearest the date the Change in Control occurred and (ii) the highest per share price for the common stock of the Corporation actually paid in connection with such Change in Control.

9.    Section 409A. Reference to “Section 409A” is to section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to section 409A by the U.S. Department of Treasury or the Internal Revenue Service. The Plan is intended to provide for the deferral of compensation in full compliance with Section 409A. The Plan shall be construed in a manner to give effect to such intention. Notwithstanding any other provision of this Plan, if payment of benefits under this Plan to a Director who is a “Specified Employee” (as defined below) would be deemed to be on account of his separation from service under Section 409A, no payments shall be made to such Specified Employee within six months after such Specified Employee’s separation from service (or, if earlier, the date of his death). Any amounts subject to delayed payment under the preceding sentence shall be paid on the first business day after the expiration of such six-month period, together with any earnings accrued in the Director’s account on such amounts during such six-month period. For purposes of this Plan, the term “Specified Employee” shall mean a Specified Employee of the Corporation or any affiliate, as defined in Treasury Regulations Section 1.409A-1(i).

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